Exhibit 99.1 (a)
ADVANTA                                 Advanta
                                        Mortgage
                                        500 Office Center Drive
                                        Suite 400
                                        Fort Washington, PA 19034
                                        215-283-4200

Report of Management on Compliance with Minimum Servicing Standards


As of and for the year ended December 31, 1996, Advanta Mortgage Corp. USA has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform
Single Attestation Program for Mortgage Bankers.   As of and for
this same period, Advanta Mortgage Corp. USA had in effect fidelity bond coverage in the amount of $15 million and mortgage contingent liability protection coverage in the amount of $2 million.


\s\William P. Garland          \s\James L. Shreero
William P. Garland             James L. Shreero
Senior Vice President          Vice President
Loan Servicing Officer         Finance and Accounting